Exhibit 10.3

Ashton, September 21, 2011

AGREEMENT ON FUTURE CONTINUATION OF UK EMPLOYMENT CONTRACT

Dear Allan,

Your UK employment agreement will be suspended for the term of this Singapore Employment Contract. Upon termination or expiration of the Singapore Agreement for reasons other than serious misconduct or termination by you or your total incapacity, the suspension of the English employment contract will cease and you will be re-employed by Chemviron Carbon Ltd with your then current annual basic salary.

As your UK salary has been converted to Singapore Dollars with the exchange rate per September 21, 2011 being (1GBP equals 1.98171 Singapore Dollars), this exchange rate will be used to reconvert your then current Singapore annual basic salary to UK pounds.

Upon re-engagement by us you will keep your seniority including any additional seniority build up under the Singapore contract. Upon re-engagement by us you will become eligible to re-join Chemviron Carbon Ltd's defined contribution pension scheme (or such higher or lower percentage if there has been any change in scheme), where Chemviron Carbon will pay 15% of your then current annual basic salary into the scheme when you contribute 5% of your annual basic salary. This payment compensates for the fixed bonus under your Singapore Contract which will not be part of any re-engagement.

All benefits linked to your relocation to Singapore including but not limited to housing, airflights will cease to apply upon your re-engagement by us.

Nothing contained herein will guarantee you continued employment. Chemviron Carbon Ltd may terminate your UK employment contract at any time in accordance with applicable law e.g. in case there is no suitable position available for you. In case of termination of your employment agreement you will benefit from the notice and severance in accordance with English law. Any payments received in Singapore related to termination of such employment agreement will be deducted from any amounts payable by us.

Please confirm your acceptance.

Best regards,

/s/  C.H.S (Kees) Majoor,
Executive Vice President Asia & Europe
Director Chemviron Carbon Ltd

Acceptance Confirmed

/s/  Allan Singelton
22 September 2011